Exhibit 10.1

June 29, 2012

Mr. Edward L. Donnelly, Jr.

1104 Midwest Club

Oak Brook, IL 60523

Re: Separation Agreement

Dear Ed:

This letter agreement (the “Letter Agreement”) confirms our agreement regarding the termination of your employment with DynaVox Systems LLC (“DynaVox” and together with its subsidiaries and affiliates, the “DynaVox Group”).

You agree that your last day of employment with DynaVox was June 11, 2012 (the “Separation Date”) and following such date you ceased to be an employee of any member of the DynaVox Group. Except as provided in the following sentence, effective as of the Separation Date, and without further action by any party, you are deemed to have resigned from any and all positions you hold as an officer or director (or equivalent) of any of the members of the DynaVox Group. Pursuant to Section 7(c) of that certain Amended and Restated Employment Agreement, dated April 7, 2010, by and between you and DynaVox (the “Employment Agreement”) your termination was a termination of your employment and of your service as Chief Executive Officer by DynaVox without Cause (as defined in the Employment Agreement).

1. Board Service: You hereby resign as a Director of DynaVox Inc.

2. Severance Payments; Severance Benefits; Accrued Rights; 2012 Cash Bonus; Accelerated Vesting of SERP Account:

(a) Severance Payments. Subject to (x) receipt of this fully executed Letter Agreement on or prior to July 26, 2012, (y) your non-revocation of the release of claims contained herein, and (z) your continued compliance with all of the provisions of Sections 9 and 10 of the Employment Agreement (the “Restrictive Covenants”) (clauses (x) and (y), collectively, the “Conditions”), you are entitled to receive an aggregate gross amount equal to $1,000,000 (the “Severance Payments”). The Severance Payments shall be paid over an 18 month period commencing on December 12, 2012 as follows: $250,000 shall be paid on December 12, 2012 and the remaining $750,000 shall be paid in substantially equal installments in accordance with DynaVox’s normal payroll practices with the first of such installment payments commencing on the first regular payroll date commencing immediately following December 12, 2012.

(b) Severance Benefits. In addition to the Severance Payments, subject to the Conditions, you will be entitled to receive continued medical and dental coverage for a period of

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eighteen (18) months following the Separation Date, provided that payments for such coverage by you shall be consistent with the payments required by other senior executives for such coverage. In order to facilitate such coverage, you and your spouse and dependents, as applicable, in accordance with DynaVox’s policies in effect as of the Separation Date, shall elect continuation coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(c) Accrued Rights. In addition to the foregoing and irrespective of the Conditions, you shall also be entitled to receive: (i) accrued, but unpaid Base Salary (as defined in the Employment Agreement), earned through the Separation Date, payable in accordance with DynaVox’s usual payment practices; (ii) reimbursement, within sixty (60) days following submission by you to DynaVox of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by you in accordance with DynaVox’s policies prior to the Separation Date, provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to DynaVox within ninety (90) days following the Separation Date; and (iii) such fully vested and non-forfeitable Employee Benefits (as defined in the Employment Agreement), if any, as to which you may be entitled under the employee benefit plans of DynaVox.

(d) 2012 Cash Bonus. As the performance conditions for a 2012 cash bonus will not have been satisfied as of June 30, 2012, you will not receive any bonus, including, without limitation, any bonus under the Employment Agreement, in respect of the 2012 fiscal year.

(e) Accelerated Vesting of SERP Account. Notwithstanding anything in the Amended and Restated DynaVox Systems LLC Supplemental Executive Retirement Plan (as amended and restated effective as of April 7, 2010), as it may be amended from time to time (the “SERP”), to the contrary, all amounts credited your Account (as defined in the SERP) shall be deemed to be fully vested as of the Separation Date and shall be distributed in accordance with the terms and conditions of the SERP.

3. Litigation; Regulatory and General Administrative Cooperation: You agree to reasonably cooperate with the applicable members of the DynaVox Group in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the members of the DynaVox Group that relate to events or occurrences that transpired during your employment with the DynaVox Group, including but not limited to pending matters relating to DynaVox Group employees, whether asserted as litigation, threatened litigation, an internal complaint (formal or informal) or otherwise. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available at reasonable times and reasonable places to (a) meet with and provide truthful and accurate information to counsel for the applicable member(s) of the DynaVox Group as part of the company’s investigation of such matters, (b) prepare for discovery or trial, and (c) act as a witness on behalf of the applicable member(s) of the DynaVox Group and provide truthful testimony as may be required at mutually convenient times and places. In scheduling your time to prepare for such meetings and conferences, and any appearances for discovery or trial, the applicable member(s) of the DynaVox Group shall take into account your personal and professional obligations and shall use reasonable efforts to minimize interference with any other employment obligations that you may have, provided that you shall also use reasonable efforts to accommodate the schedule of the applicable member(s) of the DynaVox Group and its/their respective counsel. You also will reasonably cooperate with the applicable member(s) of the DynaVox Group in connection with any internal investigation or review, or any investigation or review by any federal, state or local regulatory authority, as any such investigation or review relates to events or occurrences that transpired while you were employed by the DynaVox Group and, upon the reasonable request of the applicable member(s) of the DynaVox Group, meet with governmental officials to provide accurate and truthful information on behalf of the applicable member(s) of the DynaVox Group with respect to such events or occurrences. You shall be entitled, following delivery to DynaVox of customary back-up and supporting documentation, to prompt reimbursement for reasonable out-of-pocket travel and other expenses, including but not limited to reasonable counsel fees and costs you incur in connection with the foregoing. In addition to the foregoing, for a period of six months following the date hereof, you agree to reasonably cooperate with the signing of any ordinary course corporate documentation where your signature as an officer or member of the board of directors of any member of the DynaVox Group is required with respect to action taken during the period of time during which you were employed. This provision will survive the termination of this Letter Agreement.

4. Return of Property: As soon as practicable following the date hereof, you shall return to DynaVox all Confidential Information (as defined in the Employment Agreement), documents, manuals, computers, computer programs, flash drives, CDs, diskettes or other recording media, customer lists, notebooks, reports and other written or graphic materials, including all copies thereof and whether in electronic form or otherwise, relating in any way to the DynaVox Group’s business and prepared by you or obtained by you from the DynaVox Group, its clients or its suppliers during the course of your employment with the DynaVox Group. You covenant that you will retain no copies of any such material described in this paragraph.

5. Release and Waiver: (a) In consideration of the Severance Payments and other consideration to be provided by DynaVox as stated herein, and as a material inducement to DynaVox to enter into this Letter Agreement, you, on your own behalf and on behalf of your respective heirs, family members, executors, agents, and assigns, hereby fully and forever release the members of the DynaVox Group and their respective current and former officers, directors, employees, agents, investors, members, attorneys, shareholders, administrators, affiliates, divisions, parents, subsidiaries, representatives, predecessors and successor corporations and assigns (collectively, the “Released Parties”) from, any claim, duty, obligation or cause of action relating to any matters of any kind, whether arising out of or relating to your employment with the DynaVox Group or any other Released Party, or your service as an officer or employee of the DynaVox Group or any other Released Party, or otherwise, whether presently known or unknown, suspected or unsuspected, that you may possess arising from any omissions, acts or facts that have occurred up until and including the date of your execution of this Letter Agreement, including, without limitation, except as provided in Section 5(b) below: (i) any and all claims relating to or arising from your employment with the DynaVox Group or any other Released Party, or the termination of that employment; (ii) any and all claims relating to, or arising from, your right to purchase, or actual purchase of, equity of any applicable member(s) of the DynaVox Group or any other Released Party, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate or limited liability company law, and securities fraud under any state or federal law; (iii) any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; (iv) any and all claims for violation of any federal, state or municipal statute, code or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Fair Credit Reporting Act; (v) any and all claims for violation of the federal, or any state, constitution; (vi) any and all claims arising out of any other federal, state or local laws, rules, orders or regulations relating to employment or employment discrimination; (vii) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by you as a result of this release; and (viii) any and all claims for attorney fees and costs.

(b) The release in clause (a) above does not release the Released Parties from (i) any obligations due to you under this Letter Agreement, (ii) any vested rights you have under DynaVox’s Employee Benefit Plans (as defined in the Employment Agreement), (iii) any rights to indemnification you may have under DynaVox’s operating agreement, bylaws, the Employment Agreement or separate indemnification agreement, including any rights you may have under directors and officers insurance policies and rights or claims of contribution or advancement of expenses, (iv) coverage under such D&O policies with respect to your period of employment; or (v) any rights or claims you may have that arise from actions or omissions after the date you sign this Letter Agreement. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You and DynaVox agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date on which you execute this Letter Agreement. You acknowledge that the consideration given to you pursuant to this Letter Agreement is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised by this writing that: (i) you should consult with an attorney prior to executing this Letter Agreement; (ii) you have up to twenty-one (21) days within which to consider this Letter Agreement; (iii) you have seven (7) days following your execution of this Letter Agreement to revoke this Letter Agreement (the “Revocation Period”); (iv) this Letter Agreement, including the ADEA waiver, shall not be effective until the Revocation Period has expired without the effective revocation of your agreement (the “Effective Date of this Letter Agreement”); and (v) nothing in this Letter Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. In the event you execute this Letter Agreement prior to the expiration of the twenty-one (21) day period, as is your right and sole prerogative, you waive the balance of such period. The parties hereto agree that any changes to this Letter Agreement, whether material or immaterial, do not restart the running of the 21-day review period.

Any revocation by you of your agreement hereto, to be effective, must be in writing and actually delivered to the office of Kenneth D. Misch, Chief Financial Officer of DynaVox, at the address set forth on the first page of this Letter Agreement, on or before 11:59pm on the seventh (7th) day following the date of your execution of this Letter Agreement. You understand and agree that DynaVox has no obligation to make any payments or other benefits to you pursuant to this Letter Agreement until the Effective Date of this Letter Agreement. If you have not returned the signed Letter Agreement within the time permitted, then the offer of payments and benefits set forth herein will expire by its own terms at such time.

(c) You understand and agree that, as a condition of this Letter Agreement, you shall not be entitled to any employment with any member of the DynaVox Group or any Released Party, and you hereby waive any alleged right of employment or re-employment with any member of the DynaVox Group or any Released Party.

6. Entire Agreement; Post-Employment Restrictions: This Letter Agreement constitutes the entire agreement between you and the DynaVox Group on the subject of any payments and benefits due to you in connection with the termination of your employment with the DynaVox Group and supersedes all other prior agreements between you and the DynaVox Group, except that Sections 9, 10, 11 and 12 of the Employment Agreement shall continue to apply and are hereby made a part of this Letter Agreement by reference.

7. Section 409A of the Code: Notwithstanding anything herein to the contrary, if any payment of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such payment or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code (for instance, if you are a “specified employee” within the meaning of Section 409A of the Code and you receive a payment or benefit constituting deferred compensation hereunder upon a separation from service within the meaning of Section 409A of the Code, such payment or benefit shall not be delivered to you until six months and one day following your separation from service), or otherwise such payment or other benefits will be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. This Letter Agreement is intended to comply with Section 409A of the Code and will be interpreted accordingly. References under this Letter Agreement to your termination of employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code. Each payment made under this Letter Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to you under this Letter Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

8. No Additional Payments: The payments and benefits described in this Letter Agreement will be the only such payments and benefits you are to receive in connection with the termination of your employment with the DynaVox Group and you acknowledge and agree you are not entitled to any additional payments, rights or benefits not otherwise described in this Letter Agreement. You hereby acknowledge and agree that you are not eligible to be a participant in any severance or incentive compensation plan of any member of the DynaVox Group. Any payments, rights or benefits received under this Letter Agreement will not be taken into account for purposes of determining benefits under any employee benefit plan of any member of the DynaVox Group, except to the extent required by law, or as otherwise expressly provided by the terms of such plan.

9. Legal Fees: DynaVox shall promptly reimburse you for the reasonable legal fees incurred by you in connection with the negotiation of this Letter Agreement, subject to (x) receiving customary back-up and supporting documentation regarding such fees and (y) a cap of $25,000. Payment in respect of approved legal fees shall be made no later than 30 days after your provision of customary back-up and supporting documentation and in accordance with Section 7.

10. No Mitigation; Offset: You will not be required to mitigate damages with respect to the termination of your employment under the Employment Agreement by seeking other employment or otherwise, and there will be no offset against amounts due to you under this Letter Agreement on account of subsequent employment. Additionally, amounts owed to you under this Letter Agreement will not be offset by any claims any member of the DynaVox Group may have against you.

11. Assignment: This Letter Agreement, and all of your rights and duties hereunder, shall not be assignable or delegable by you. Any purported assignment or delegation by you in violation of the foregoing shall be null and void ab initio and of no force and effect. This Letter Agreement shall be assigned to any successor of DynaVox. Upon such assignment, the rights and obligations of DynaVox hereunder shall become the rights and obligations of such affiliate or successor person or entity.

12. Successors; Binding Agreement: This Letter Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13. Arbitration: Any controversy or claim arising out of or relating to this Letter Agreement or your employment with the DynaVox Group or the termination thereof shall be resolved by binding confidential arbitration, to be held in Pittsburgh, Pennsylvania, in accordance with the Employee Dispute Resolution Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

14. Governing Law: The validity, interpretation, construction, and performance of this Letter Agreement shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law.

15. Withholding: Notwithstanding any other provision of this Letter Agreement, any payments or benefits hereunder will be subject to the withholding of such amounts, if any,

relating to tax and other payroll deductions as DynaVox reasonably determines it should withhold pursuant to any applicable law or regulation.

16. Severability: In the event that any one or more of the provisions of this Letter Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Letter Agreement shall not be affected thereby.

17. Amendment: This Letter Agreement may only be amended or modified by a written agreement executed by you and DynaVox (or any successor).

18. Counterparts: This Letter Agreement may be executed in one or more counterparts, which shall, collectively or separately, constitute one agreement.

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Please sign below to signify your understanding and acceptance of the terms and conditions contained herein and return a copy to me by no later than July 26, 2012.

Very truly yours,

DYNAVOX SYSTEMS LLC

/s/ Kenneth D. Misch

By: Kenneth D. Misch

Its: Chief Financial Officer

The foregoing has been read and accepted as a binding agreement between DynaVox and the undersigned this 29th day of June, 2012.

/s/ Edward L. Donnelly, Jr.
Edward L. Donnelly, Jr.

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